Exhibit 99.1

TBS International Reaches Agreement with Banks on Continued Payment Deferral

DUBLIN, IRELAND — November 15, 2010 —

TBS International plc (NASDAQ: TBSI) announced today that its various lender groups have agreed to continue to forbear, during the period from November 15, 2010 through December 29, 2010, from exercising their rights and remedies which arise from the Company’s failure to make principal payments when due.  The Company will not make principal payments due on its financing facilities during the extended forbearance period, but it will continue to pay interest on those facilities at the default interest rate.  The Company and its lenders continue to negotiate amendments to its various financing facilities that will change the current payment schedules and cure any existing defaults, and TBS believes that appropriate amendments to its various financing facilities will be executed prior to the expiration of the deferral.

The new forbearance agreements replace the Company’s minimum cash liquidity covenant during the forbearance period, providing that the Company’s cash balance as of the last business day of any week or averaged weekly cash balance must not fall below $15.0 million.  Each lender who consented to the forbearance agreements will receive a consent fee equal to 0.05% of its total outstanding loan amount.

Forward-Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations.

Included among the factors that, in the Company’s view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:

•                  the Company’s ability to reach agreements with its lenders to amend its credit facilities and its ability to obtain waivers of, or cure, defaults under its credit facilities;

•                  the Company’s ability to maintain financial ratios and comply with the financial covenants required by its credit facilities as amended;

•                  the Company’s ability to finance its operations and raise additional capital on commercially reasonable terms or at all;

•                  changes in demand for and pricing of the Company’s services, both of which are difficult to predict due to continuing economic uncertainty;

•                  the effect of a decline in vessel valuations;

•                  changes in rules and regulations applicable to the shipping industry, including legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•                  actions taken by regulatory authorities;

•                  changes in trading patterns, which may significantly affect overall vessel tonnage requirements;

•                  changes in the typical seasonal variations in charter rates;

•                  volatility in costs, including changes in production of or demand for oil and petroleum products, crew wages, insurance, provisions, repairs and maintenance, generally or in particular regions;

•                  additional material declines or continued weakness in shipping rates;

•                  changes in general domestic and international political conditions;

•                  changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs;

•                  increases in the cost of the Company’s drydocking program or delays in its anticipated drydocking schedule;

•                  China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Group Co., Ltd.’s ability to complete and deliver the remaining multipurpose tweendeckers on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements;

•                  the possible effects of pending and future legislation in the United States that may limit or eliminate potential U.S. tax benefits resulting from the Company’s jurisdiction of incorporation;

•                  Irish corporate governance and regulatory requirements which could prove different or more challenging than currently expected; and

•                  other factors that are described in the “Risk Factors” sections of the Company’s reports filed with the Securities and Exchange Commission.

About TBS International plc:

TBS is a fully-integrated transportation service company that provides worldwide shipping solutions to a diverse client base of industrial shippers.  Through the TBS Five Star Service consisting of ocean transportation, operations, logistics, port services, and strategic planning, TBS offers total project coordination and door-to-door supply chain management.  The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize and handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage.  TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East.  Visit our website at www.tbsship.com

For more information, please contact:

Ferdinand V. Lepere

Senior Executive Vice President and Chief Financial Officer

TBS International plc

Tel. 914-961-1000

InvestorRequest@tbsship.com